EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

THIRD-QUARTER 2004 EARNINGS

Cash flow from operating activities tops $1.5 billion during the first 36 weeks of 2004, up 8% from 2003

Contact: Julie Hong (925) 467-3832

Pleasanton, CA – October 19, 2004

Results From Operations

Safeway Inc. today reported net income of $159.2 million ($0.35 per diluted share) for the third quarter ended September 11, 2004. This result reflects the ongoing impact of the strike in Southern California that ended in the first quarter of 2004, partially offset by a tax benefit of $32.4 million ($0.07 per diluted share) arising from the resolution of certain tax issues. Net income was $202.5 million ($0.45 per diluted share) for the third quarter of 2003.

Net income for the third quarter 2004 includes an estimated impact of approximately $45 million, after tax ($0.10 per diluted share) as the company recovers from the strike in Southern California, and also includes contributions to two Northern California UFCW multi-employer health and welfare plans of $12.1 million, after tax ($0.03 per diluted share). Excluding the impact of these items, which is consistent with Safeway’s guidance for the year, third quarter 2004 earnings would have been $0.48 per diluted share.

Net income for the third quarter of 2003 included an impairment charge for Dominick’s of $2.9 million, after tax ($0.01 per diluted share) and restructuring and other expenses totaling $6.0 million, after tax ($0.01 per diluted share). Excluding these items, third quarter 2003 earnings would have been $0.47 per diluted share.

Strike Recovery

On October 11, 2003 seven UFCW local unions struck the company’s 289 stores in Southern California. An agreement ending the strike was reached on February 26, 2004. Post-strike sales have improved, but have not reached pre-strike levels. The Company continues to focus on rebuilding sales through promotional pricing, direct marketing and the introduction of new proprietary products, such as Ranchers Reserve Beef.

Sales

Total sales remained relatively flat at $8.3 billion in the third quarter of 2004 and 2003, as additional sales from fuel and new store openings were offset by the impact of the strike.

Although sales in July were soft for Safeway and other retailers, the company’s sales strengthened during the balance of the quarter. Excluding sales at strike-affected stores, comparable store sales increased 1.0% and identical store sales (which exclude replacement stores) increased 0.6% for the quarter. Further, excluding the effect of fuel sales, comparable store sales declined 0.5% and identical store sales declined 0.9%.

Gross Profit

Gross profit decreased 76 basis points to 29.13% of sales in the third quarter of 2004 from 29.89% in the third quarter of 2003. The estimated impact of the strike reduced gross profit by 54 basis points. Higher fuel sales (which have a lower gross margin) reduced gross profit by 34 basis points. Higher advertising expense to support the introduction of new proprietary products reduced gross profit by 16 basis points. The remaining 28 basis point increase in non-fuel gross profit was primarily attributable to improved shrink and lower cost of goods.

Operating and Administrative Expense

Operating and administrative expense increased 83 basis points to 25.58% of sales in the third quarter of 2004 from 24.75% in the third quarter of 2003. This increase consisted primarily of 66 basis points from increased wages and benefits and an estimated 24 basis points from the strike, partly offset by a 28 basis point reduction due to higher fuel sales.

Interest Expense

Interest expense declined to $96.5 million in the third quarter of 2004 compared to $101.0 million in the third quarter of 2003 primarily because the company has reduced debt by $580 million from $7.8 billion at year-end 2003 to $7.2 billion at September 11, 2004.

Income Tax Expense

Income tax expense was $42.5 million, or 21.07% of pretax income, in the third quarter of 2004, compared to $127.6 million, or 38.65%, in the third quarter of 2003. Safeway’s effective tax rate declined in the third quarter of 2004 primarily due to a tax benefit of $32.4 million ($0.07 per diluted share) arising from the resolution of certain tax issues during the quarter.

36-Week Results

Net income for the first 36 weeks of 2004 was $357.5 million ($0.80 per diluted share) compared to $526.1 million ($1.18 per diluted share) for the first 36 weeks of 2003. The strike in Southern California reduced net income for the first 36 weeks of 2004 by an estimated $0.48 per diluted share. Primarily as a result of the strike, sales declined 1.1% to $24.3 billion in the first 36 weeks of 2004 from $24.6 billion in 2003. The gross profit margin decreased 69 basis points to 29.21% in 2004 from 29.90% in 2003. Operating and administrative expense increased 84 basis points to 26.05% of sales from 25.21% in 2003.

Capital Expenditures

During the first 36 weeks of 2004, Safeway invested $751.8 million in cash capital expenditures. For the year, the company expects to spend between $1.3 billion and $1.4 billion in cash capital expenditures and open approximately 30 to 35 new stores and complete approximately 120 to 130 remodels.

Cash Flow

Net cash flow from operating activities was $1,526.0 million for the first 36 weeks of 2004 compared to $1,416.9 million for the first 36 weeks of 2003.

Net cash flow used by investing activities, which consists principally of cash paid for property additions, increased to $646.6 million for the first 36 weeks of 2004 compared to $465.5 million in 2003.

Net cash flow used by financing activities, which consists principally of cash used to pay down debt, was $577.2 million for the first 36 weeks of 2004 and $917.4 million in 2003. During the third quarter of 2004, Safeway issued $750 million of senior unsecured debt. A portion of the proceeds was used to repay all of the borrowings under the commercial paper program and the remaining $242 million was invested in short-term securities at quarter-end. Shortly after the end of the quarter, the company repaid $600 million of senior debt with the short-term securities and borrowings under the commercial paper program. At that point, debt was approximately $242 million lower than the end of the third quarter and $822 million lower than year-end 2003.

Guidance

At the investor conference in December 2003, Safeway provided earnings guidance for 2004 in the range of $1.95 to $2.03 per share and free cash flow guidance of $700 million to $900 million. This guidance excluded the impact of the labor dispute in Southern California, the effect of 12 store closures at Dominick’s in the first quarter of 2004 and the required contribution of an additional $30 million to two Northern California UFCW multi-employer health and welfare plans for Safeway’s share of funding deficits in the second half of 2004. Excluding those items, Safeway is tracking at the lower end of the EPS range and above the range on cash flow.

About Safeway

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,815 stores in the United States and Canada and had annual sales of $35.6 billion in 2003. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing third-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 AM PDT today. Click on Webcast Events to access the live call. An on-demand webcast of the conference call will also be available for approximately one week following the live call.

-o0o-

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of earnings per share, capital expenditures, free cash flow, and the effects of the Southern California strike, including the improvement of sales since the strike, and are indicated by words or phrases such as “guidance,” “on-going,” “expects,” “estimate,” and similar words or phrases. These statements are based on Safeway’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, currency valuations, results of our programs to reduce costs, increase sales and improve capital management, achievement of operating improvements in companies that we acquire, labor costs, labor disputes that may arise from time to time, including the effect of the Southern California labor dispute, the resolution of a lawsuit challenging certain provisions of the agreement with Kroger and Albertson’s that arose out of the multi-employer bargaining process in Southern California and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future, unanticipated events or changes in future operating results, financial condition, real estate matters, including dispositions and impairments, or business over time, or unfavorable legislative, regulatory, tax or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. The company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so. Please refer to Safeway’s reports and filings with the Securities and Exchange Commission, including the Annual Report to Stockholders in Safeway’s most recent Form 10-K and subsequent Quarterly Reports on Form 10-Q for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended		36 Weeks Ended
	September 11, 2004	September 6, 2003	September 11, 2004	September 6, 2003
Sales	$8,297.0	$8,276.5	$24,296.9	$24,567.9
Cost of goods sold	(5,880.4)	(5,802.2)	(17,200.0)	(17,221.5)

Gross profit	2,416.6	2,474.3	7,096.9	7,346.4

Operating and administrative expense	(2,122.1)	(2,048.2)	(6,330.2)	(6,194.3)
Goodwill impairment charges	—	—	—	(256.5)

Operating profit	294.5	426.1	766.7	895.6

Interest expense	(96.5)	(101.0)	(288.2)	(306.7)

Other income, net	3.7	5.0	11.5	10.2

Income before income taxes	201.7	330.1	490.0	599.1

Income tax expense	(42.5)	(127.6)	(132.5)	(73.0)

Net income	$159.2	$202.5	$357.5	$526.1

Basic earnings per share	$0.36	$0.46	$0.80	$1.19

Diluted earnings per share	$0.35	$0.45	$0.80	$1.18

Weighted average shares outstanding (in millions):
Basic	446.0	441.8	445.2	441.5

Diluted	449.7	446.6	449.1	446.3

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

(Unaudited)

	September 11, 2004	Year-end 2003
ASSETS

Current assets:
Cash and equivalents	$476.7	$174.8
Receivables	336.5	383.2
Merchandise inventories	2,638.1	2,642.2
Other current assets	226.2	307.5

Total current assets	3,677.5	3,507.7

Total property, net	8,447.0	8,405.8

Goodwill	2,401.3	2,404.9
Other long-term assets	716.5	778.3

Total assets	$15,242.3	$15,096.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of notes and debentures	$835.6	$699.5
Current obligations under capital leases	44.1	50.5
Accounts payable	1,693.1	1,509.6
Other current liabilities	1,211.4	1,204.7

Total current liabilities	3,784.2	3,464.3

Long-term debt:
Notes and debentures	5,719.3	6,404.0
Obligations under capital leases	643.7	668.3

Total long-term debt	6,363.0	7,072.3

Other long-term liabilities	1,068.9	915.8

Total liabilities	11,216.1	11,452.4

Total stockholders’ equity	4,026.2	3,644.3

Total liabilities and stockholders’ equity	$15,242.3	$15,096.7

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	36 Weeks Ended
	September 11, 2004	September 6, 2003
OPERATING ACTIVITIES
Net cash flow from operating activities	$1,526.0	$1,416.9

INVESTING ACTIVITIES
Cash paid for property additions	(751.8)	(582.8)
Proceeds from sale of property	149.3	153.9
Other	(44.1)	(36.6)

Net cash flow used by investing activities	(646.6)	(465.5)

FINANCING ACTIVITIES
Payments on short-term borrowings, net	(0.4)	(0.7)
Additions to long-term borrowings	778.5	90.8
Payments on long-term borrowings	(1,370.7)	(1,016.1)
Net proceeds from exercise of stock options	21.2	8.6
Other	(5.8)	—

Net cash flow used by financing activities	(577.2)	(917.4)

Effect of changes in exchange rates on cash	(0.3)	(0.9)

Increase in cash and equivalents	301.9	33.1

CASH AND EQUIVALENTS
Beginning of period	174.8	76.0

End of period	$476.7	$109.1

SAFEWAY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES & SUPPLEMENTAL INFORMATION

(Dollars in millions, except per share amounts )

(Unaudited)

TABLE 1: RECONCILIATION OF GAAP NET INCOME TO ADJUSTED INCOME AND ADJUSTED EARNINGS PER SHARE

	Third Quarter 2004			Third Quarter 2003
	Before taxes	After taxes	Per diluted share	Before taxes	After taxes	Per diluted share
Net income, as reported	$201.7	$159.2	$0.35	$330.1	$202.5	$0.45
Estimated strike impact	74.0	45.0	0.10	—	—	—
Health and welfare contribution	19.7	12.1	0.03	—	—	—
Restructuring and other expenses	—	—	—	9.7	6.0	0.01
Dominick’s long-lived asset impairment charges	—	—	—	4.8	2.9	0.01

Adjusted income and adjusted earnings per share	$295.4	$216.3	$0.48	$344.6	$211.4	$0.47

TABLE 2: RECONCILIATION OF FORECASTED GAAP CASH FLOW MEASURE TO FREE CASH FLOW

	Forecasted Range (1) Fiscal 2004
Net cash flow from operating activities	$1,900.0	$2,000.0
Net cash flow used by investing activities	(1,200.0)	(1,100.0)

Free cash flow	$700.0	$900.0	(2)

(1)	Excludes impact of Southern California labor dispute, Dominick’s store closures and additional health and welfare benefit plan contribution.
(2)	Safeway now expects to exceed this range.

TABLE 3: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	36 Weeks
	2004	2003
Cash capital expenditures	$751.8	$582.8
Stores opened	24	32
Stores closed	26	25
Stores at end of period	1,815	1,815
Square footage at end of period ( in millions)	82.5	82.4
Number of fuel stations at end of period	300	255

TABLE 4: ROLLING FOUR QUARTER ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters Sept. 11, 2004	A Year Ended Jan. 3, 2004	B 36 Weeks Ended Sept. 11, 2004	C 36 Weeks Ended Sept. 6, 2003
Net (loss) income	$(338.4)	$(169.8)	$357.5	$526.1
Add (subtract):
Income taxes	370.4	310.9	132.5	73.0
Interest expense	423.9	442.4	288.2	306.7
Depreciation	893.1	863.6	614.8	585.3
Lifo (income) expense	(1.3)	(1.3)	6.9	6.9
Goodwill impairment charges	472.6	729.1	—	256.5
SFAS 144 impairment charges	201.2	322.0	—	120.8
Inventory loss adjustments	71.0	71.0	—	—
Equity in losses (earnings) of unconsolidated affiliates, net	5.5	7.1	(0.3)	1.3

Total Adjusted EBITDA	$2,098.0	$2,575.0	$1,399.6	$1,876.6

Total debt at September 11, 2004	$7,242.7

Adjusted EBITDA as a multiple of interest expense	4.95
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement.	2.00

Debt to Adjusted EBITDA	3.45
Maximum debt to Adjusted EBITDA under bank credit agreement.	4.00

SAFEWAY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES & SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 5: RECONCILIATION OF GAAP CASH FLOW MEASURE TO ADJUSTED EBITDA:

	(A+B-C) Rolling Four Quarters Sept. 11, 2004	A Year Ended Jan. 3, 2004	B 36 Weeks Ended Sept. 11, 2004	C 36 Weeks Ended Sept. 6, 2003
Net cash flow from operating activities	$1,718.7	$1,609.6	$1,526.0	$1,416.9
Add (subtract):
Income taxes	370.4	310.9	132.5	73.0
Interest expense	423.9	442.4	288.2	306.7
Property impairment charges other than Dominick’s	(37.1)	(21.8)	(25.0)	(9.7)
Deferred income taxes	77.9	77.9	—	—
Net pension expense	(119.4)	(130.9)	(77.6)	(89.1)
Accrued claims and other liabilities	(145.7)	(52.7)	(104.8)	(11.8)
(Loss) gain on property retirements and lease exit costs	(18.4)	1.7	(18.9)	1.2
Inventory loss adjustments	71.0	71.0	—	—
Other	2.3	3.9	0.3	1.9
Changes in working capital items	(245.6)	263.0	(321.1)	187.5

Adjusted EBITDA	$2,098.0	$2,575.0	$1,399.6	$1,876.6